Exhibit 99.3
Owens & Minor, Inc.
Summary Segment Information (unaudited)
The unaudited reclassified summary segment financial information below is provided to reflect the change in the Company's measure of segment operating income to exclude acquisition-related intangible amortization effective during the second quarter of 2018. The Company did not use this measure of operating income for any of these prior periods and has begun to report comparative results using this new measure with the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.
Reportable segment operating income on a quarterly basis for the first quarter of 2018 and the years ended December 31, 2017 and 2016 and for each of the quarters for the year ended December 31, 2017 is presented in the table below:

		Year ended December 31, 2017
	Three months ended March 31, 2018	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total	Year ended December 31, 2016

Operating income (loss):
Global Solutions	$36,615	$33,457	$37,556	$31,177	$38,901	$141,092	$175,508
Global Products	11,228	8,259	10,510	10,192	9,497	38,458	59,384
Inter-segment eliminations	(242)	508	416	19	(698)	243	(616)
Acquisition-related intangible amortization	(6,407)	(6,665)	(5,071)	(2,347)	(2,319)	(16,402)	(10,002)
Acquisition-related and exit and realignment charges	(14,760)	(39,573)	(9,299)	(2,893)	(8,942)	(60,707)	(24,675)
Other (1)	(2,217)	(4,758)	(4,441)	(3,311)	(922)	(13,433)	—
Consolidated operating income (loss)	$24,217	$(8,772)	$29,671	$32,837	$35,517	$89,251	$199,599

(1)  2018 and 2017 included software as a service (SaaS) implementation costs associated with the upgrading of our global IT platforms in connection with the redesign of our global information system strategy.